EXHIBIT 10.44

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

THIRD AMENDMENT TO COMMERCIAL SUPPLY AGREEMENT

BETWEEN

AMYLIN PHARMACEUTICALS, INC.

AND

WOCKHARDT UK (HOLDINGS) LTD.

This Third Amendment to the Amended and Restated Commercial Supply Agreement (this “Third Amendment”) is made as of November 1, 2011 (“Effective Date”), by and between Amylin Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 9360 Towne Centre Dr., San Diego, CA 92121, (“Amylin”) and Wockhardt UK (Holdings) Ltd., formerly CP Pharmaceuticals Ltd., having its registered office at Ash Road North, Wrexham Industrial Estate, Wrexham LL13 9UF, United Kingdom (“Wockhardt”).

RECITALS

WHEREAS, Wockhardt and Amylin are Parties to an Amended and Restated Commercial Supply Agreement dated April 1, 2008 (the “Agreement”), that was amended on January 23, 2009 (the “First Amendment”), and November 1, 2010 (the “Second Amendment”); and

WHEREAS, in connection with extending the Term, amending to add tiered pricing, amend the forecast section, and deleting minimum quantities orders, the Parties desire to amend the Amended and Restated Commercial Supply Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that the Agreement is amended as follows:

1) Section 2.2 of the Agreement, Minimum Orders, shall be deleted in its entirety and shall be replaced with the following words: “Intentionally Omitted.”

2) Section 2.3 of the Agreement, Forecast, shall be deleted in its entirety and shall be replaced with the following:

“At the commencement of every calendar quarter, Company shall furnish Manufacturer with non-binding forecasts of Product requirements under this Agreement for the ensuing […***…] calendar […***…]”

3) Section 2.4 of the Agreement, Purchase Orders, shall be amended to add the following sentence to the first paragraph before the first sentence:

“The initial Purchase Orders (“PO”) will be placed at the […***…] volume pricing tier, and PO pricing shall be adjusted as indicated by the volume tiers, with the existing annual true-up mechanism under Section 3.2.1 crediting Amylin as appropriate for earlier orders invoiced and paid.

4) Section 3.2.1 of the Agreement, True-Up, shall be deleted in its entirety and shall be replaced with the following:

“If, at the expiration of the Term of this Agreement and delivery of Product ordered within the Term, the volume assumptions on which the Product Price reflected in any one or more invoices for Product ordered is not reflective of the actual quantities delivered per the volume/price tiers listed in the applicable Product Price Table, then within […***…] days after the Term of the Agreement and delivery of all Product ordered within the Term, Manufacturer will send to Company an invoice detailing for each Product description and for each previously issued invoice (i) the previously invoiced price, (ii) the actual Product Price based on the actual volume of Product ordered within the term of this amendment and (iii) the difference between the invoiced price and the actual Product Price (the “Itemized Annual Invoice”)

If, when considered in aggregate, the amount paid or payable by Company for Product ordered during the Term of this Agreement against invoices previously issued by Manufacturer is in excess of the amount payable by Company based on the Product Price for the actual volume of Product ordered, Manufacturer shall, contemporaneous with the delivery of the Itemized Annual Invoice and at Company’s option, give Company a full refund of the excess amount or, with respect to any previously issued but as yet unpaid invoice, issue an appropriate credit equal to the access amount.

The actual quantities delivered used in the above True-Up calculations are cumulative delivered volumes that includes all 1.2mL, 2.4mL and 3.0mL Product ordered (including sample, demo, clinical, commercial, and engineering batches) during the Term provided that the latest delivery date stated on the purchase order is within the first quarter of the following year.”

5) Section 9.1 of the Agreement, Term , shall be deleted in its entirety and shall be replaced with the following:

“The term of this Agreement shall commence on the Effective date of this Third Amendment, and unless terminated earlier by the terms of the Agreement, shall continue until December 31, 2013. The Agreement shall automatically renew for one twenty-four (24) month period on December 13, 2013 unless terminate in accordance with section 9 (the “Term”). Thereafter the Agreement shall terminate after the Term unless extended by mutual written Agreement by both parties.”

6) The Parties agree to add Exhibit A-2, pricing Product Table which is incorporated herein by this reference.

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7) Except as expressly amended herein, all terms and conditions of the Agreement shall remain in full force. Capitalized terms not otherwise defined herein shall have the meanings accorded such terms in the Agreement.

8) This Third Amendment is effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have agreed to this Third Amendment by signing below. This Third Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

AMYLIN PHARMACEUTICALS, INC.	WOCKHARDT UK (HOLDINGS) LTD.

By:/S/ Paul Marshall	By: /S/ Sanjeev Gulati

Printed Name: Paul Marshall	Printed Name: Sanjeev Gulati

Title: Senior Vice President, Operations	Title: Senior Vice President, Contract Manufacturing Services and Supply Chain

Date: 5 Dec 2011	Date: 29 Nov 2011

Exhibit A-2

Pricing

Product Price Table:

Cartridge Size	Volume (units)	Price
1.2mL/2.4mL3mL	[…***…]— […***…]	[…***…] for […***…] […***…] for[…***…]
1.2mL/2.4mL3mL	[…***…]–[…***…]	[…***…]
1.2mL/2.4mL3mL	[…***…]–[…***…]	[…***…]
1.2mL/2.4mL3mL	>[…***…]	[…***…]
1.2mL/2.4mL3mL	> […***…]	[…***…]

***Confidential Treatment Requested

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